EXHIBIT 3.1 STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 12: 30 PM 02/22/1996 960050834 - 2563599

IRIDEX CORPORATION

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

IRIDEX Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that

A. The name of this Corporation is IRIDEX Corporation, originally incorporated under the name of Trilogy Medical Systems, Inc.

B The date of filing of this Corporation's original Certificate of Incorporation with the Secretary of State of Delaware was November 21, 1995

C Pursuant to Sections 241 and 245 of the Delaware General Corporation Law, this Amended and Restated Certificate of Incorporation restates, integrates and amends the provisions of the Corporation's Certificate of Incorporation as follows:

FIRST. The name of this corporation is IRIDEX Corporation.

SECOND. The address of the corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company

THIRD. The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH. This corporation is authorized to issue two classes of shares to be designated respectively Preferred Stock ("Preferred") and Common Stock ("Common"). The total number of shares of Preferred this corporation shall have authority to issue shall be 2,000,000, $.01 par value, and the total number of shares of Common which this corporation shall have the authority to issue shall be 30,000,000, $.01 par value.

The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board). The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, to fix the number of shares of any such series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors is authorized, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares thereof then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation of any series, and to fix the number of shares of any series.

FIFTH. The corporation is to have perpetual existence.

SIXTH. The Board of Directors of the corporation is expressly authorized to adopt, amend or repeal the bylaws of the corporation, but the stockholders may make additional bylaws and may alter or repeal any bylaw whether adopted by them or otherwise.

SEVENTH. Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the corporation.

EIGHTH. A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended. Any repeal or modification of this Article EIGHTH shall not adversely affect any right or protection of a director of the corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

IN WITNESS WHEREOF, IRIDEX Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Theodore A. Boutacoff, its President, and attested by Judith M. O'Brien, its Secretary, this 22nd day of February 1996.

IRIDEX CORPORATION

/s/ Theodore A. Boutacoff
Theodore A. Boutacoff, President

Attested:

/s/ Judith M. O'Brien
Judith M. O'Brien, Secretary